Exhibit 99.1

Papa Johns Completes Strategic Refranchising of Orlando-area Restaurants with Franchisee Wade Oney

Successful longtime franchisee partner has assumed ownership and operation of 28 restaurants formerly owned and operated by Papa Johns USA, Inc.

ATLANTA – AUG. 25, 2026 – Papa John’s International, Inc. (Nasdaq: PZZA) (“Papa Johns®”) (the “Company”) today announced that it has refranchised 28 formerly corporate-owned restaurants in the Orlando area, which are now owned and operated by PZZA Group, LLC and Magic City Pizzerias, LLC, both led by Wade Oney, a leading franchisee operator. The restaurants were previously owned and operated by Papa Johns USA, Inc. The sale of these restaurants furthers Papa Johns initiative to strategically refranchise corporate-owned restaurants in partnership with proven franchise partners.

The strategic refranchising follows a period of growth for Oney and his franchise organizations, who now own more than 120 Papa Johns restaurants after opening 10 new restaurants in 2025 across Central and South Florida. Since starting work at a pizza restaurant in 1981, he has held leadership positions at some of the world’s largest pizza companies, including serving as Chief Operations Officer at Papa Johns for six years, helping to grow the Papa Johns system to over 2,000 restaurants.

“Wade and his team have long stood as a leading example to other franchise partners of operational excellence, customer service, team culture and community support,” said John Matter, Global Chief Development Officer & Assistant Corporate Secretary at Papa Johns.

Over my 35 years as part of the Papa Johns family, I’ve learned how the brand offers a great place to work, equips franchisees to grow, and overall, presents a solid investment opportunity depending on economic times and how well you operate and take care of the customer “ said Wade Oney, Operating owner of PZZA Group, LLC and Magic City Pizzerias, LLC, as well as Bam-Bam Pizza, Inc, Oney Bayside, LLC and Coastal City Pizza, LLC. “We’re excited to expand our portfolio of Papa Johns restaurants and look forward to serving even more customers in Central Florida.”

Since becoming a franchisee partner of Papa Johns, Oney and his team have been named Franchisee of the Year multiple times by Papa Johns, and Oney has been inducted into the Papa Johns Hall of Fame. Earlier this year, Oney was honored with the Spirit of Franchising MVP (Most Valuable Performer) Award by Multi-Unit Franchisee magazine.

Forward-Looking Statements

Certain matters discussed in this press release which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Part I. Item 1A. - Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 28, 2025.

We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

About Papa Johns

Papa John’s International, Inc. (Nasdaq: PZZA) opened its doors in 1984 with one goal in mind: BETTER INGREDIENTS. BETTER PIZZA.® Papa Johns believes that using high-quality ingredients leads to superior quality pizzas. Its original dough is made of only six ingredients and is fresh, never frozen. Papa Johns tops its pizzas with real cheese made from mozzarella, pizza sauce made with vine-ripened tomatoes that go from vine to can in the same day and meat free of fillers. It was the first national pizza delivery chain to announce the removal of artificial flavors and synthetic colors from its entire food menu. Papa Johns is co-headquartered in Atlanta, Ga. and Louisville, Ky. and is the world’s third-largest pizza delivery company with approximately 6,000 restaurants in approximately 50 countries and territories. For more information about the company or to order pizza online, visit www.PapaJohns.com or download the Papa Johns mobile app for iOS or Android.

Contacts

Investors:

Papa Johns Investor Relations
investor_relations@papajohns.com

Media:

Harrison Sheffield
Sr. Communications Manager
Papa John’s International
Harrison_Sheffield@papajohns.com
470-751-4483